Exhibit 12
                                                                      ----------

                                        Cytec Industries Inc.
                          Computation of Ratio of Earnings to Fixed Charges
                                    (Dollar amounts in millions)
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
                                                          Three Months Ended     Nine Months Ended
                                                             September 30,          September 30,
                                                       ----------------------------------------------
                                                          2008        2007        2008        2007
                                                       ----------  ----------   ---------  ----------

Earnings from continuing operations before income
 taxes, equity in earnings of associated companies,
 minority interest and cumulative effect of accounting
 change                                                $    69.5   $    70.6    $  222.9   $   217.7
Add:
  Distributed income of associated companies                 0.0         0.0         2.4         3.3
  Amortization of capitalized interest                       0.8         0.4         1.9         1.6
  Fixed charges                                             11.7        12.3        36.0        38.3
Less:
  Capitalized interest                                      (0.8)       (0.2)       (1.9)       (1.4)
  Minority interest                                         (0.5)       (0.3)       (1.3)       (0.5)
                                                       ----------  ----------   ---------  ----------

Earnings as adjusted                                   $    80.7   $    82.8    $  260.0   $   259.0

Fixed charges:
  Interest on indebtedness including amortized
   premiums, discount and deferred financing costs (1) $    10.2   $    11.0    $   31.5   $    34.4
  Portion of rents representative of the interest
   factor                                                    1.5         1.3         4.5         3.9
                                                       ----------  ----------   ---------  ----------

Fixed charges                                          $    11.7   $    12.3    $   36.0   $    38.3

Ratio of earnings to fixed charges                           6.9         6.7         7.2         6.8

(1) Interests on FIN 48 liabilities are not included as they are recognized as part of income tax expenses.
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